Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on November 17, 2020

Registration Statement No. 333-228632-06

$1.09+ billion AmeriCredit Automobile Receivables Trust (AMCAR 2020-3)

• Bookrunners : RBC (str), Barclays, Mizuho, Wells Fargo
• Co-Managers : Credit Agricole, Deutsche Bank, JPM, Morgan Stanley
• Selling group : Drexel Hamilton

CLS	AMT ($MM)*	WAL	M/D	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN%	PRICE
=========================================================================================================
A-1	144.00	0.13	P-1/R-1(h)	02/21	11/21	iLib	+5	0.21931		100.00000
A-2	435.00	0.83	Aaa/AAA	06/22	03/24	EDSF	+20	0.424	0.42	99.99699
A-3	238.80	2.12	Aaa/AAA	07/23	06/25	iSwp	+27	0.537	0.53	99.98650
B	87.00	2.93	Aa2/AA	01/24	12/25	iSwp	+47	0.771	0.76	99.97173
C	108.00	3.49	A2/A	09/24	08/26	iSwp	+73	1.064	1.06	99.99436
D	82.25	3.82	Baa2/BBB	09/24	09/26	iSwp	+115	1.504	1.49	99.96550
E	34.15	3.82	<Not Offered>
=========================================================================================================

Expected Pricing: Priced	Offered Amount: $1,095,050,000 (No-Grow)
Expected Settle: 11/24/20	Registration: Public, SEC Registered
First Payment Date: 12/18/20	ERISA Eligible: Yes
Expected Ratings: Moody’s/DBRS	Risk Retention: US-Yes; EU-No
Pricing Speed: 1.50% ABS	BBERG Ticker: AMCAR 2020-3
Bill and Deliver: RBC	Min Denoms: 1k x 1k

-Available Materials-

Preliminary Prospectus (Red) and Free Writing Prospectus (attached)

Deal Roadshow: https://dealroadshow.com; password “AMCAR203”

Intex CDI file (attached)

Intexnet dealname: “RBCACAR2003”; password “67J7”

Cusips:

A1 - 03066PAA7

A2 - 03066PAB5

A3 - 03066PAC3

B - 03066PAD1

C - 03066PAE9

D - 03066PAF6

E - 03066PAG4

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.